Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156771, 333-165551 and 333-176883 on Form S-3 and No. 333-152985, 333-82087, 333-148328, and 333-100928 on Form S-8, of our report dated October 28, 2011, relating to the statement of assets acquired and liabilities assumed by Enterprise Bank & Trust (a wholly owned subsidiary of Enterprise Financial Services Corp), pursuant to the Purchase and Assumption Agreement dated August 12, 2011, which report appears in Amendment No. 1 to the Current Report on Form 8-K/A of Enterprise Financial Services Corp.

 /s/ Deloitte & Touche LLP
Kansas City, Missouri
October 28, 2011